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                                                                    Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        YEAR ENDED
                                        DECEMBER 31,     FISCAL YEAR ENDED SEPTEMBER 30,
                                       1996      1995        1994     1993     1992
                                     --------   ------      ------   ------   ------

PRE-TAX INCOME                           330     554          131      151      200
ADJUST FOR:
  SUBURBAN EARNINGS                      (37)
  SUBURBAN CASH DISTRIBUTION               5
  INTEREST EXPENSE (A)                   214     240          206       14        6
  RENT EXPENSE (A)                        18      20           19        1        1
                                     --------   ------      -----   ------   ------
          TOTAL                          530     814          356      166      207
               (A) FIXED CHARGES         232     260          225       15        7
                                     --------   ------      -----   ------   ------
                                       2.3:1    3.1:1       1.6:1   11.1:1   29.6:1


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